Filed Pursuant to Rule 424(b)(2)
Registration No. 333-253286

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 19, 2021)
$862,500,000 Series 2019A Remarketable Junior Subordinated Notes due August 1, 2024
$862,500,000 Series 2019B Remarketable Junior Subordinated Notes due August 1, 2027
This prospectus supplement relates to the remarketing of $862,500,000 aggregate principal amount of the Series 2019A Remarketable Junior Subordinated Notes due August 1, 2024 (the “Series 2019A RSNs”) and $862,500,000 aggregate principal amount of the Series 2019B Remarketable Junior Subordinated Notes due August 1, 2027 (the “Series 2019B RSNs”), originally issued by The Southern Company as components of its 2019 Series A Equity Units issued in August 2019 (the “Equity Units”). The Equity Units were initially issued in the form of a 2019 Series A Corporate Unit (“Corporate Unit”) consisting of (i) a purchase contract issued by The Southern Company, (ii) a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Series 2019A RSNs and (iii) a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Series 2019B RSNs. This remarketing is on behalf of holders of the Corporate Units. As used herein, the term “Series 2019A JSNs” refers to the Series 2019A RSNs after the remarketing, the term “Series 2019B JSNs” refers to the Series 2019B RSNs after the remarketing and the term “Junior Subordinated Notes” refers to the Series 2019A JSNs and the Series 2019B JSNs, collectively.
The Junior Subordinated Notes will be sold with accrued interest at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022, the expected date of delivery of the Junior Subordinated Notes.
On and after May 9, 2022, the Series 2019A JSNs will bear interest at an annual rate of 4.475% and the Series 2019B JSNs will bear interest at an annual rate of 5.113%. Interest on the Junior Subordinated Notes will be payable semi-annually on February 1 and August 1 of each year, beginning August 1, 2022. The Series 2019A JSNs will mature on August 1, 2024 and the Series 2019B JSNs will mature on August 1, 2027. The Junior Subordinated Notes will be issued in registered form and in denominations of $1,000 and any larger amount that is an integral multiple of $1,000.
The Junior Subordinated Notes will not be redeemable prior to maturity.
The Southern Company does not intend to apply for listing of the Junior Subordinated Notes on any securities exchange and cannot assure holders that an active after-market for the Junior Subordinated Notes will develop or be sustained or that holders of the Junior Subordinated Notes will be able to sell them at favorable prices or at all.
See “Risk Factors” beginning on page S-5 for a description of certain risks associated with investing in the Junior Subordinated Notes.

	Public Offering Price(1)(2)	Remarketing Fee(3)
Per Series 2019A JSN	100.454%	0.250%
Series 2019A JSNs Total	$866,415,750	$2,156,250
Per Series 2019B JSN	100.453%	0.600%
Series 2019B JSNs Total	$866,407,125	$5,175,000

(1)    Plus, for each series, interest accrued at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022, the expected date of delivery of the Junior Subordinated Notes, which must be paid by the purchasers thereof.
(2)    The Southern Company will not directly receive any proceeds from this remarketing. See “Use of Proceeds” on page S-7.
(3)    The Southern Company will pay all fees and expenses of the remarketing agents.
This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy the Equity Units or any other securities issued by The Southern Company other than the Junior Subordinated Notes offered hereby.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
The Junior Subordinated Notes are expected to be delivered on or about May 9, 2022 through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, Luxembourg.
Remarketing Agents

Barclays	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

May 5, 2022

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from The Southern Company or the remarketing agents specifying the final terms of the offering. Neither The Southern Company nor any remarketing agent takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the remarketing agents specifying the final terms of the offering is an offer to sell only the Junior Subordinated Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the remarketing agents specifying the final terms of the offering is current only as of its respective date.
__________________________

SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this Prospectus Supplement and the accompanying Prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Investing in the Junior Subordinated Notes involves risks. See “Risk Factors” beginning on page S-5 in this Prospectus Supplement.
The Southern Company
The Southern Company (the “Company”) was incorporated under the laws of Delaware on November 9, 1945. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000. The Company’s internet address is http://www.southerncompany.com. The information on the Company’s website is not incorporated by reference in this Prospectus Supplement and should not be considered to be a part of this Prospectus Supplement.
The Company is a holding company that owns all of the outstanding common stock of three traditional electric operating companies, Southern Power Company (“Southern Power”) and Southern Company Gas. The traditional electric operating companies – Alabama Power Company, Georgia Power Company and Mississippi Power Company – are each operating public utility companies providing electric service to retail customers in three Southeastern states in addition to wholesale customers in the Southeast. Southern Power is also an operating public utility company. Southern Power develops, constructs, acquires, owns and manages power generation assets, including renewable energy and battery energy storage projects, and sells electricity at market-based rates in the wholesale market. Southern Company Gas is an energy services holding company whose primary business is the distribution of natural gas in four states – Illinois, Georgia, Virginia and Tennessee – through its natural gas distribution utilities. Southern Company Gas is also involved in several other businesses that are complementary to the distribution of natural gas. The Company also owns all of the outstanding common stock of PowerSecure, Inc., which develops distributed energy and resilience solutions and deploys microgrids for commercial, industrial, governmental and utility customers.
The Offering

Issuer	The Southern Company.

Securities Offered
The Company is offering on behalf of holders of Corporate Units $862,500,000 aggregate principal amount of the Series 2019A JSNs and $862,500,000 aggregate principal amount of the Series 2019B JSNs. The Junior Subordinated Notes will be issued in registered form and in denominations of $1,000 and any larger amount that is an integral multiple of $1,000.

The Junior Subordinated Notes will be sold with accrued interest at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022, the expected date of delivery of the Junior Subordinated Notes.

Maturity	The Series 2019A JSNs will mature on August 1, 2024 and the Series 2019B JSNs will mature on August 1, 2027.

Interest	Interest on the Junior Subordinated Notes will be payable semi-annually in arrears on February 1 and August 1 of each year. The first interest payment following this remarketing will be made on August 1, 2022 and will include interest accrued (i) at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022, the expected date of delivery of the Junior Subordinated Notes, and (ii) (A) at an annual rate of 4.475% from, and including, May 9, 2022 to, but excluding, August 1, 2022, in the case of the Series 2019A JSNs, and (B) at an annual rate of 5.113% from, and including, May 9, 2022 to, but excluding, August 1, 2022, in the case of the Series 2019B JSNs. On and after May 9, 2022, the Series 2019A JSNs will bear interest at 4.475% per year and the Series 2019B JSNs will bear interest at 5.113% per year.

Redemption	The Junior Subordinated Notes may not be redeemed prior to maturity.

Ranking; Subordination
The Company’s obligations under the Junior Subordinated Notes are unsecured and rank junior in right of payment to all of the Company’s “Senior Indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Junior Subordinated Notes—Subordination” in the accompanying Prospectus. As of March 31, 2022, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $8.8 billion.

Since the Company is a holding company, its right and, hence, the right of its creditors (including holders of the Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred stockholders of each subsidiary. As of March 31, 2022, on a consolidated basis, the Company had approximately $52.2 billion of outstanding long-term debt (including securities due within one year), of which approximately $35.4 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, as of March 31, 2022, the Company had approximately $2.3 billion of short-term notes payable, $1.6 billion of which was short-term notes payable of the Company’s subsidiaries. In addition, as of March 31, 2022, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.

There are no terms of the Junior Subordinated Notes that limit the Company’s ability to incur additional Senior Indebtedness or that limit its subsidiaries’ ability to incur additional debt or other liabilities or issue preferred and preference stock.

Events of Default	The events of default and related provisions set forth under “Description of the Junior Subordinated Notes—Events of Default” in the accompanying Prospectus will apply to the Junior Subordinated Notes.

Listing	The Company does not intend to apply for listing of the Junior Subordinated Notes on any securities exchange and cannot assure holders that an active after-market for the Junior Subordinated Notes will develop or be sustained or that holders of the Junior Subordinated Notes will be able to sell them at favorable prices or at all.

No Sinking Fund	The Junior Subordinated Notes do not have the benefit of a sinking fund.

Use of Proceeds	The Company is conducting the remarketing on behalf of holders of the Corporate Units and will not directly receive any proceeds therefrom. The proceeds will be used to purchase a portfolio of treasury securities maturing on or about August 1, 2022 (the “Treasury Portfolio”). The Company expects that a portion of the funds generated upon maturity of the Treasury Portfolio will be used to settle with the Company on August 1, 2022 the purchase contracts entered into as a part of the Equity Units (the “Purchase Contracts”). See “Use of Proceeds.”

Book-Entry	Each series of the Junior Subordinated Notes will be represented by one or more Global Securities (as defined below under “Description of the Junior Subordinated Notes—General”) that will be deposited with a custodian for and registered in the name of The Depository Trust Company, New York, New York (“DTC”) or its nominee. This means that investors will not receive a certificate for their Junior Subordinated Notes but, instead, will hold their interest through DTC’s system.

Governing Law	New York.

Risk Factors	An investment in the Junior Subordinated Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this Prospectus Supplement and the other information in this Prospectus Supplement and the accompanying Prospectus before deciding whether an investment in the Junior Subordinated Notes is suitable for such investor.

RISK FACTORS
Investing in the Junior Subordinated Notes involves risk. In addition to the factors described below please see the risk factors in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
The Junior Subordinated Notes are subordinated to all of the Company’s Senior Indebtedness and structurally subordinated to the claims of creditors and preferred stockholders of the Company’s subsidiaries, and the indenture governing the Junior Subordinated Notes does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company.
The Company’s obligations under the Junior Subordinated Notes are subordinate and junior in right of payment to all of the Company’s Senior Indebtedness. This means that the Company cannot make any payments on the Junior Subordinated Notes until all holders of Senior Indebtedness have been paid in full, or provision has been made for such payment, if such Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).
The indenture under which the Junior Subordinated Notes will be issued does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 2022, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $8.8 billion. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred stockholders of each subsidiary. As of March 31, 2022, on a consolidated basis, the Company had approximately $52.2 billion of outstanding long-term debt (including securities due within one year), of which approximately $35.4 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, as of March 31, 2022, the Company had approximately $2.3 billion of short-term notes payable, $1.6 billion of which was short-term notes payable of the Company’s subsidiaries. In addition, as of March 31, 2022, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
Rating agencies may change their practices for rating the Junior Subordinated Notes, which change may affect the market price of the Junior Subordinated Notes.
The rating agencies that currently or may in the future publish a rating for the Company, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc. and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities similar to the Junior Subordinated Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities similar to the Junior Subordinated Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Junior Subordinated Notes are subsequently lowered, that could have a negative impact on the trading price of the Junior Subordinated Notes.
An active trading market for the Junior Subordinated Notes may not develop, and any such market may be illiquid.
The Company does not intend to apply to list the Junior Subordinated Notes on any securities exchange. The liquidity of any trading market in the Junior Subordinated Notes which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in the Company’s financial performance or prospects or in the prospects for companies in the Company’s industry generally. As a result, the Company cannot assure holders that an active after-market for the Junior Subordinated Notes will develop or be sustained or that holders of the Junior Subordinated Notes will be able to sell their Junior Subordinated Notes at favorable prices or at all.
The trading price of the Junior Subordinated Notes may not fully reflect the value of their accrued but unpaid interest.
The Junior Subordinated Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest thereon.
AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically at http://www.sec.gov. Only the Company’s SEC filings referenced below are incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the SEC pursuant to the 1934 Act and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
•the Company’s Annual Report on Form 10-K for the year ended December 31, 2021;
•all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2022, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021;
•the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022; and
•the Company’s Current Report on Form 8-K dated February 25, 2022.
All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.
SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2019 through December 31, 2021 has been derived from the Company’s audited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the years ended December 31, 2017 and 2018 has been derived from the Company’s audited financial statements and related notes, which are not incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the three months ended March 31, 2022 has been derived from the Company’s unaudited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the consolidated financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the settlement of the Purchase Contracts, which is expected to take place on August 1, 2022. The Company will not directly receive any cash proceeds from this remarketing. See “Use of Proceeds” in this Prospectus Supplement.

						Three Months Ended March 31,
	Year Ended December 31,
	2017	2018	2019	2020	2021	2022(1)
	(Millions)
Operating Revenues	$23,031	$23,495	$21,419	$20,375	$23,113	$6,648
Consolidated Net Income Attributable to Southern Company(2)	842	2,226	4,739	3,119	2,393	1,032

	Capitalization as of March 31, 2022
	Actual	As Adjusted(3)
		(Millions, except percentages)
Common Stockholders’ Equity	$28,297	$28,297	32.8%
Noncontrolling Interest	4,332	4,332	5.0
Redeemable Preferred Stock of Subsidiaries	291	291	0.3
Senior Notes(4)	32,722	34,222	39.7
Other Long-Term Debt(4)(5)	19,104	19,068	22.2
Total	$84,746	$86,210	100.0%

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(1)Due to seasonal variations in demand for energy and other factors, operating results for the three months ended March 31, 2022 do not necessarily indicate operating results for the entire year.
(2)The Company recorded pre-tax charges totaling $1.7 billion ($1.3 billion after tax) and $1.1 billion ($0.8 billion after tax) in 2021 and in 2018, respectively, for estimated probable losses to reflect Georgia Power Company’s revised estimate to complete construction and start-up of Plant Vogtle Units 3 and 4, a $2.6 billion pre-tax ($1.4 billion after tax) gain associated with the sale of Gulf Power Company in 2019 and pre-tax charges totaling $3.4 billion ($2.4 billion after tax) in 2017 related to the suspension of the gasifier portion of Mississippi Power Company’s Kemper County energy facility project.
(3)Reflects adjustments related to (i) the repayment at maturity by Atlanta Gas Light in April 2022 of $36 million aggregate principal amount of medium-term notes and (ii) the issuance by Georgia Power Company in May 2022 of $700,000,000 aggregate principal amount of 4.70% Series 2022A Senior Notes due May 15, 2032 and $800,000,000 aggregate principal amount of 5.125% Series 2022B Senior Notes due May 15, 2052.
(4)Including amounts due within one year.
(5)Does not reflect $175,000,000 aggregate principal amount of first mortgage bonds which Northern Illinois Gas Company has agreed to issue in a private placement, $100,000,000 of which is expected to be issued in August 2022 and $75,000,000 of which is expected to be issued in October 2022.
USE OF PROCEEDS
The remarketing agents are remarketing $862,500,000 aggregate principal amount of the Series 2019A RSNs and $862,500,000 aggregate principal amount of the Series 2019B RSNs on behalf of holders of the Corporate Units.
The Company will not directly receive any proceeds from the remarketing. The proceeds will be used to purchase the Treasury Portfolio. Any proceeds remaining from the remarketing of the Junior Subordinated Notes after deducting the purchase price for the Treasury Portfolio will be remitted to U.S. Bank Trust Company, National Association, the successor purchase contract agent (the “Purchase Contract Agent”), for pro rata payment to the holders of the Corporate Units. The Company expects that a portion of the funds generated upon maturity of the Treasury Portfolio will be used to settle with the Company the Purchase Contracts on August 1, 2022.
The Company intends to use the proceeds from the settlement of the Purchase Contracts for general corporate purposes, which may include investment by the Company in its subsidiaries or repayment of indebtedness.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the specific terms of the Junior Subordinated Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated notes set forth in the accompanying Prospectus under the caption “Description of the Junior Subordinated Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture (as defined below).
General
Each series of Junior Subordinated Notes is a series of debt securities under the Subordinated Note Indenture dated as of October 1, 2015, as heretofore supplemented and amended and as further supplemented and amended from time to time (the “Subordinated Note Indenture”), between the Company and Computershare Trust Company, N.A., as successor trustee (the “Subordinated Note Indenture Trustee”). The Company may issue an unlimited amount of other securities under the Subordinated Note Indenture which are on parity with the Junior Subordinated Notes.
The Junior Subordinated Notes are the Company’s unsecured and subordinated obligations and are subordinated to all of the Company’s “Senior Indebtedness” (as defined under “Description of the Junior Subordinated Notes—Subordination” in the accompanying Prospectus). Additional information about the Company’s current outstanding indebtedness and the relative priorities of the Company’s indebtedness is described below under “—Ranking; Subordination.”
The Junior Subordinated Notes will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Subordinated Note Indenture Trustee, as custodian for DTC, as depository, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Issuance—The Depository Trust Company.” The authorized denominations of the Junior Subordinated Notes will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in certain circumstances described below, the Junior Subordinated Notes that are issued as Global Securities will not be exchangeable for Junior Subordinated Notes in definitive certificated form.
The Junior Subordinated Notes will not be subject to a sinking fund provision.
The entire principal amount of the Series 2019A JSNs will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 1, 2024. The entire principal amount of the Series 2019B JSNs will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 1, 2027. The Subordinated Note Indenture does not contain any financial covenants or restrict the Company from paying dividends, making investments, incurring indebtedness or repurchasing the Company’s securities. Except for the covenants described under “Description of the Junior Subordinated Notes—Consolidation, Merger and Sale” in the accompanying Prospectus, the Subordinated Note Indenture does not contain provisions that afford holders of the Junior Subordinated Notes protection in the event the Company is involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The Subordinated Note Indenture does not limit the Company’s ability to issue or incur other debt or issue preferred stock.
Each series of Junior Subordinated Notes is limited in an aggregate principal amount to $862,500,000.
The Company will not pay any additional amounts to holders of the Junior Subordinated Notes in respect of any tax, assessment or governmental charge.
Ranking; Subordination
The Company’s obligations under the Junior Subordinated Notes are unsecured and rank junior in right of payment to all of the Company’s “Senior Indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined under “Description of the Junior Subordinated Notes—Subordination” in the accompanying Prospectus. As of March 31, 2022, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $8.8 billion.
Since the Company is a holding company, its right and, hence, the right of its creditors (including holders of the Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred stockholders of each subsidiary. As of March 31, 2022, on a consolidated basis, the Company had approximately $52.2 billion of outstanding long-term debt (including securities due within one year), of which approximately $35.4 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, as of March 31, 2022, the Company had approximately $2.3 billion of short-term notes payable, $1.6 billion of which was short-term notes payable of the Company’s subsidiaries. In addition, as of March 31, 2022, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
There are no terms of the Junior Subordinated Notes that limit the Company’s ability to incur additional Senior Indebtedness or that limit its subsidiaries’ ability to incur additional debt or other liabilities or issue preferred and preference stock.
Interest
Interest on the Junior Subordinated Notes will be payable semi-annually in arrears on February 1 and August 1 (each, an “Interest Payment Date”). The first interest payment following this remarketing will be made on August 1, 2022 and will include interest accrued (i) at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding May 9, 2022, the expected date of delivery of the Junior Subordinated Notes, and (ii) (A) at an annual rate of 4.475% from, and including, May 9, 2022 to, but excluding, August 1, 2022, in the case of the Series 2019A JSNs, and (B) at an annual rate of 5.113% from, and including, May 9, 2022 to, but excluding, August 1, 2022, in the case of the Series 2019B JSNs. On and after May 9, 2022, the Series 2019A JSNs will bear interest at 4.475% per year and the Series 2019B JSNs will bear interest at 5.113% per year.
Subject to certain exceptions, the Subordinated Note Indenture provides for the payment of interest on an Interest Payment Date only to persons in whose names the Junior Subordinated Notes are registered at the close of business on the Record Date. The “Record Date” means the 15th day of the calendar month immediately preceding the calendar month in which the applicable Interest Payment Date falls (or, if such day is not a Business Day, the next preceding Business Day); provided that if any of the Junior Subordinated Notes are held by a securities depository in book-entry form, the Record Date for the Junior Subordinated Notes will be the close of business on the Business Day immediately preceding the applicable Interest Payment Date. Notwithstanding the foregoing, any interest payable at maturity will be paid to the person to whom principal is payable. Interest will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed per 30-day month.

If any Interest Payment Date or the maturity date is not a Business Day, then the applicable payment will be made on the next succeeding day that is a Business Day and no interest will accrue or be paid in respect of such delay. A “Business Day” means any day that is not a Saturday or Sunday or a day on which banking institutions in the City of New York, New York or Hartford, Connecticut are authorized or required by law or executive order to close or a day on which the Subordinated Note Indenture Trustee’s corporate trust office is closed for business.
Redemption
The Junior Subordinated Notes may not be redeemed prior to maturity.
Events of Default
The events of default and related provisions set forth under “Description of the Junior Subordinated Notes—Events of Default” in the accompanying Prospectus will apply to the Junior Subordinated Notes.
Modification of Indenture

In addition to the purposes set forth under “Description of the Junior Subordinated Notes—Modification” in the accompanying Prospectus, the Company and the Subordinated Note Indenture Trustee may from time to time, without the consent of any holders of Junior Subordinated Notes, amend and/or supplement the Subordinated Note Indenture for the following purposes:

•following the Purchase Contract settlement date (August 1, 2022), to supplement any of the provisions of the Junior Subordinated Notes to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Junior Subordinated Notes pursuant to the Subordinated Note Indenture, provided that any such action will not adversely affect the interests of any holder of any Junior Subordinated Note in any material respect;

•to set forth the terms of any series of Junior Subordinated Notes following a successful remarketing to incorporate the reset interest rate, incorporate semi-annual interest payment dates, to eliminate the optional redemption provision in the Series 2019B JSNs and to eliminate the interest deferral provisions in the Junior Subordinated Notes; and

•to conform the terms of the Subordinated Note Indenture and the Junior Subordinated Notes to the descriptions thereof contained in the “Description of the Remarketable Junior Subordinated Notes,” “Description of the Equity Units,” “Description of the Purchase Contracts” and “Certain Provisions of the Purchase Contract and Pledge Agreement” sections in the preliminary prospectus supplement for the Equity Units, dated August 12, 2019, as supplemented and/or amended by the related pricing term sheet.

Agreement by Holders to Certain Tax Treatment

Each holder of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder will treat the Junior Subordinated Notes as indebtedness for United States federal, state and local tax purposes.

Book-Entry Issuance—The Depository Trust Company
Each series of Junior Subordinated Notes will be evidenced by one or more global notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Such global notes will be deposited with the Subordinated Note Indenture Trustee as custodian for DTC.
DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include United States and Non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, including securities brokers and dealers, banks, trust companies and clearing corporations that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its participants are on file with the SEC.
Purchases of the Junior Subordinated Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Junior Subordinated Notes on DTC’s records. The ownership interest of each actual purchaser of each Junior Subordinated Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased the Junior Subordinated Notes. Transfers of ownership interests on the Junior Subordinated Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Junior Subordinated Notes, except in the event that use of the book-entry system for the Junior Subordinated Notes is discontinued. To facilitate subsequent transfers, all Junior Subordinated Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Junior Subordinated Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Junior Subordinated Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Junior Subordinated Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Junior Subordinated Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the Record Date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Junior Subordinated Notes are credited on the Record Date. The Company believes that these arrangements will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Junior Subordinated Notes.
Payments of principal and interest on the Junior Subordinated Notes will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Subordinated Note Indenture Trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC, the Subordinated Note Indenture Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or other such nominee of DTC) is the Company’s responsibility. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.
In a few special situations described below, a book-entry security representing the Company’s securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to each Beneficial Owner. Each Beneficial Owner must consult its bank, broker or other financial institution to find out how to have its interests in the securities transferred to its name, so that it will be a direct holder.
The special situations for termination of a Global Security representing the Junior Subordinated Notes are:

•DTC notifies the Company that it is unwilling or unable to continue as depository for that Global Security or DTC ceases to be a “clearing agency” registered under the 1934 Act and the Company is unable to find a qualified replacement for DTC within 90 days; or

•any event of default with respect to the Junior Subordinated Notes has occurred and is continuing, or any other event has occurred and is continuing, which after notice or lapse of time, would become an event of default with respect to the Junior Subordinated Notes, and any Beneficial Owner requests that its beneficial interest be exchanged for a physical certificate.

DTC may discontinue providing its services as securities depository with respect to the Junior Subordinated Notes at any time by giving the Company or the Subordinated Note Indenture Trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Junior Subordinated Notes will be printed and delivered.
The information in this section concerning DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any remarketing agent takes any responsibility for the accuracy thereof.
The Subordinated Note Indenture Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Subordinated Note Indenture or under applicable law with respect to any transfer of any interest in any Junior Subordinated Note (including any transfers between or among Direct Participants of DTC or Beneficial Owners of interests in any Junior Subordinated Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Subordinated Note Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Neither the Subordinated Note Indenture Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by DTC.

Global Clearance and Settlement Procedures
Secondary market trading between Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries. Because of time-zone differences, credits of Junior Subordinated Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Junior Subordinated Notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Junior Subordinated Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Junior Subordinated Notes, and insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Pepper Hamilton Sanders LLP. Except where noted, this discussion only applies to Junior Subordinated Notes that are held as capital assets by holders who purchase the Junior Subordinated Notes in the remarketing for cash at the offering price. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Junior Subordinated Notes through a partnership or other pass-through entity), holders whose functional currency is not the United States dollar, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid United States federal income tax or persons holding the Junior Subordinated Notes as part of a hedge, straddle or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any United States federal estate, gift or alternative minimum tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

As used in this Prospectus Supplement, the term “United States Holder” means a beneficial owner of a Junior Subordinated Note that is for United States federal income tax purposes:

•an individual citizen or resident of the United States;

•a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate the income of which is subject to United States federal income taxation regardless of its source; or

•a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “Non-United States Holder” means a beneficial owner of a Junior Subordinated Note that is neither a United States Holder nor a partnership (or other pass-through entity).

If a partnership (or other entity or arrangement treated as a partnership) holds Junior Subordinated Notes, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If a holder of Junior Subordinated Notes is a partnership or a partner in such a partnership, such holder should consult with its own tax advisors regarding the United States federal income tax considerations of the purchase, ownership and disposition of Junior Subordinated Notes.

Persons considering purchasing the Junior Subordinated Notes should consult their own tax advisors regarding the United States federal income tax considerations relating to the purchase, ownership and disposition of the Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

The Company has treated and will continue to treat, and, by purchasing the Junior Subordinated Notes, each holder agrees to treat, the Junior Subordinated Notes as indebtedness for United States federal income tax purposes. The remainder of this discussion assumes that the Junior Subordinated Notes will be so treated.

United States Holders

Treatment of the Junior Subordinated Notes and Interest Thereon

From their issuance, the Company has treated the Junior Subordinated Notes as “variable rate debt instruments” that are subject to applicable United States Treasury regulations that apply to “reset bonds,” and stated interest on the Junior Subordinated Notes as taxable to a United States Holder as ordinary interest income at the time such interest is received or accrued, in accordance with such United States Holder’s regular method of accounting for United States federal income tax purposes.

Upon the remarketing of the Junior Subordinated Notes, the Junior Subordinated Notes will no longer be linked to an agreement for the purchase of the Company’s common stock. Each of the remarketed Junior Subordinated Notes will bear interest at a fixed rate. The Series 2019A JSNs and the Series 2019B JSNs have fixed maturity dates of August 1, 2024, and August 1, 2027, respectively. There are no contingent interest payments or terms. Accordingly, the remarketed Junior Subordinated Notes will be treated as debt for United States federal income tax purposes and stated interest payments on the remarketed Junior Subordinated Notes generally will be taxable to a United States Holder as ordinary income at the time received or accrued, in accordance with the United States Holder’s regular method of accounting for United States federal income tax purposes.

Pre-Acquisition Accrued Interest

The purchase price of the Junior Subordinated Notes sold in this remarketing will include an amount of interest attributable to interest accrued for the period prior to this remarketing. Under general United States federal income tax accounting principles, the portion of the first interest payment on the Junior Subordinated Notes equal to the amount of such pre-acquisition accrued interest should be treated as a return of such pre-acquisition accrued interest, rather than as an amount payable on the Junior Subordinated

Notes. Accordingly, the portion of the first interest payment on the Junior Subordinated Notes equal to the pre-acquisition accrued interest should not be treated as taxable interest income and a holder’s adjusted tax basis in the Junior Subordinated Notes should be reduced by a corresponding amount. This discussion assumes that this treatment is correct, and references in this discussion to stated interest do not include such portion of the first interest payment equal to the pre-acquisition accrued interest. United States Holders are urged to consult with their own tax advisors concerning the particular tax treatment to them of any pre-acquisition accrued interest on the Junior Subordinated Notes.

Bond Premium

If the amount paid by a United States Holder for a Junior Subordinated Note pursuant to this offering (excluding any amount attributable to pre-acquisition accrued interest) is greater than its principal amount, such United States Holder will generally be considered to have purchased the Junior Subordinated Note with “bond premium” in the amount equal to such excess. A United States Holder generally may be able to elect to amortize this bond premium, using a constant-yield method, over the remaining term of the Junior Subordinated Note by offsetting the interest income on such Junior Subordinated Note allocable to an accrual period with the premium allocable to such accrual period. If a United States Holder makes such an election, such United States Holder’s adjusted tax basis in the Junior Subordinated Note will be reduced by the amount of premium amortized. If a United States Holder does not elect to amortize the premium, the premium will decrease the gain or increase the loss such United States Holder would otherwise recognize on a disposition of such Junior Subordinated Note. An election to amortize bond premium applies to all taxable debt obligations owned or acquired by the United States Holder on or after the first day of the first taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service (the “IRS”). United States Holders should consult with their own tax advisors regarding the effect of an election to amortize bond premium on their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of the Junior Subordinated Notes

A United States Holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Junior Subordinated Note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts (excluding any amount attributable to pre-acquisition accrued interest) will be treated as interest income as described above under “—Treatment of the Junior Subordinated Notes and Interest Thereon”) and (b) such United States Holder’s adjusted tax basis in the Junior Subordinated Note. A United States Holder’s adjusted tax basis in a Junior Subordinated Note generally will be equal to the amount that such United States Holder paid for the Junior Subordinated Note (excluding any amount attributable to pre-acquisition accrued interest), reduced by the amount of any bond premium previously amortized by such United States Holder with respect to the Junior Subordinated Note and any payments on the Junior Subordinated Note other than payments of qualified stated interest. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a Junior Subordinated Note generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the United States Holder will have held the Junior Subordinated Note for a period of more than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax

Certain United States Holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Junior Subordinated Notes. Each United States Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Junior Subordinated Notes.

Backup Withholding and Information Reporting

Information reporting requirements generally apply in connection with payments on the Junior Subordinated Notes to, and the proceeds from a sale or other disposition of the Junior Subordinated Notes by, non-corporate United States Holders. A United States Holder will be subject to backup withholding on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a United States Holder will be allowed as a credit against such United States federal income tax liability, or may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-United States Holders

Payments of Interest

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act Withholding,” no withholding of United States federal income tax will apply to a payment of interest on a Junior Subordinated Note to a Non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•such payment is not effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States;

•the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

•the Non-United States Holder is not a controlled foreign corporation that is related directly or constructively to the Company through stock ownership;

•the Non-United States Holder is not a bank that acquired the Junior Subordinated Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•the Non-United States Holder provides the withholding agent, in accordance with specified procedures, with a statement to the effect that such holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or W-8BEN-E).

If a Non-United States Holder cannot satisfy the requirements of the “Portfolio Interest Exemption” described above, payments of interest on the Junior Subordinated Notes made to such Non-United States Holder will be subject to a 30% United States federal withholding tax, unless that holder provides the paying agent with a properly executed statement: (i) claiming an exemption from or reduction of withholding tax under an applicable income tax treaty (generally on IRS Form W-8BEN or W-8BEN-E); or (ii) stating that the payment on the Junior Subordinated Notes is not subject to withholding tax because it is effectively connected to that holder’s conduct of a trade or business in the United States (generally on an IRS Form W-8ECI).

If a Non-United States Holder is engaged in a trade or business in the United States (and, if an applicable United States income tax treaty applies, if the Non-United States Holder maintains a permanent establishment within the United States) and the interest on the Junior Subordinated Notes is effectively connected with the conduct of that trade or business (and, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that Non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-United States Holder were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange, Redemption or other Taxable Disposition of the Junior Subordinated Notes

Subject to the discussions below under “—Information Reporting and Backup Withholding,” any gain realized by a Non-United States Holder on the sale, exchange, redemption or other taxable disposition of a Junior Subordinated Note generally will not be subject to United States federal income tax unless:

•such gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States); or

•the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting And Backup Withholding

The amount of interest paid on the Junior Subordinated Notes to Non-United States Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Junior Subordinated Notes may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A Non-United States Holder will generally not be subject to additional information reporting or to backup withholding (currently at a 24% rate) with respect to payments on the Junior Subordinated Notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Junior Subordinated Notes to or through a United States office of any broker, as long as the Non-United States Holder:

•has furnished to the payor or broker a valid IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, the Non-United States Holder’s status as a non-United States person;

•has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with applicable Treasury regulations; or

•otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of Junior Subordinated Notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of Junior Subordinated Notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a United States broker or a non-United States broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against such holder’s United States federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-United States Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Account Tax Compliance Act Withholding

A withholding tax of 30% will apply to interest income paid on Junior Subordinated Notes held by a Non-United States Holder where the Non-United States Holder is (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder of Junior Subordinated Notes might be eligible for a refund or credit of such taxes, and a Non-United States Holder might be required to file a United States federal income tax return to claim such refund or credit. The Company will not pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-United States Holders of Junior Subordinated Notes are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Junior Subordinated Notes.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE JUNIOR SUBORDINATED NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

REMARKETING
Subject to the terms and conditions of a remarketing agreement (the “Remarketing Agreement”) among the Company, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as the remarketing agents (the “Remarketing Agents”), and U.S. Bank Trust Company, National Association, solely in its capacity as Purchase Contract Agent and as attorney-in-fact of the holders of Purchase Contracts, the Remarketing Agents have agreed to use their commercially reasonable efforts to remarket the Series 2019A RSNs and the Series 2019B RSNs at public offering prices that will result in aggregate proceeds sufficient to purchase the Treasury Portfolio, as required by the terms of the Corporate Units.
The Remarketing Agents have no obligation to purchase any of the Junior Subordinated Notes. The Remarketing Agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.
The offering of the Junior Subordinated Notes by the Remarketing Agents is subject to the Remarketing Agents’ right to reject any order in whole or in part.
In connection with the remarketing, the Remarketing Agents have reset the rate of interest payable on the Series 2019A JSNs to the reset rate of 4.475% per annum and have reset the rate of interest payable on the Series 2019B JSNs to the reset rate of 5.113% per annum, in each case, effective on and after May 9, 2022, the expected delivery date for the Junior Subordinated Notes.
The Junior Subordinated Notes will not be listed on any securities exchange or on any automated dealer quotation system.
The Remarketing Agents may make a market in the Junior Subordinated Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Junior Subordinated Notes or that an active public market for the Junior Subordinated Notes will develop. If an active public trading market for the Junior Subordinated Notes does not develop, the market price and liquidity of the Junior Subordinated Notes may be adversely affected.
The Company has agreed to indemnify the several Remarketing Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The Company will pay a remarketing fee equal to 0.250% of the principal amount of the Series 2019A JSNs and 0.600% of the principal amount of the Series 2019B JSNs. The Company’s expenses associated with the offer and sale of the Junior Subordinated Notes (not including the remarketing fee) are estimated to be $835,000.
In order to facilitate the offering of the Junior Subordinated Notes, the Remarketing Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Junior Subordinated Notes. Specifically, the Remarketing Agents may over-allot in connection with this remarketing, creating short positions in the Junior Subordinated Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Junior Subordinated Notes, the Remarketing Agents may bid for, and purchase, Junior Subordinated Notes in the open market. Finally, the Remarketing Agents may reclaim selling concessions allowed to the Remarketing Agents or dealers for distributing Junior Subordinated Notes in this remarketing, if the Remarketing Agents repurchase previously distributed Junior Subordinated Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Junior Subordinated Notes above independent market levels. The Remarketing Agents are not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
Neither the Company nor any Remarketing Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Junior Subordinated Notes. In addition, neither the Company nor any Remarketing Agent makes any representation that the Remarketing Agents will engage in such transactions or that such transactions once commenced will not be discontinued without notice.
It is expected that delivery of the Junior Subordinated Notes will be made, against payment for the Junior Subordinated Notes, on or about May 9, 2022.
In the ordinary course of business, the Remarketing Agents and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing treasury services and other financial and non-

financial activities and services for the Company and its affiliates, for which they received, or will continue to receive, customary fees or compensation.
In addition, in the ordinary course of their business activities, the Remarketing Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Remarketing Agents or their affiliates that have a lending relationship with the Company routinely hedge, and certain other of the Remarketing Agents or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such Remarketing Agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Junior Subordinated Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Junior Subordinated Notes. The Remarketing Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Canada
Each Remarketing Agent has represented and agreed that the Junior Subordinated Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Junior Subordinated Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Remarketing Agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The Junior Subordinated Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 as amended where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Junior Subordinated Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Junior Subordinated Notes or otherwise making them available to any retail investor in the EEA, may be unlawful under the PRIIPs Regulation.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Junior Subordinated Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Junior Subordinated Notes. This Prospectus Supplement and the accompanying Prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Hong Kong
Each Remarketing Agent has represented and agreed that the Junior Subordinated Notes have not been and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Junior Subordinated Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Junior Subordinated Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The Junior Subordinated Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Remarketing Agent has represented and agreed that it will not offer or sell any Junior Subordinated Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Korea
The Junior Subordinated Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Each Remarketing Agent has represented and agreed that the Junior Subordinated Notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Junior Subordinated Notes, the Junior Subordinated Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Junior Subordinated Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the Junior Subordinated Notes, (c) the Junior Subordinated Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, the subscription agreement and the offering circular and (e) the Company and the Remarketing Agents shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, the Remarketing Agents have represented and agreed that they have not offered or sold any Junior Subordinated Notes or caused the Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase nor will they offer or sell the Junior Subordinated Notes or cause the Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase, nor have they circulated or distributed nor will they circulate or distribute this Prospectus Supplement, the accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Junior Subordinated Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Junior Subordinated Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Junior Subordinated Notes under Section 275 except:
(1)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)     where no consideration is or will be given for the transfer;
(3)     where the transfer is by operation of law;
(4)     as specified in Section 276(7) of the SFA; or
(5)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Bonds) Regulations 2005 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Junior Subordinated Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAAN16: Notice on Recommendations on Investment Products).
Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Junior Subordinated Notes. The Junior Subordinated Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Junior Subordinated Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Junior Subordinated Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Junior Subordinated Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
Each Remarketing Agent has represented and agreed that the Junior Subordinated Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, The Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Junior Subordinated Notes in Taiwan.
United Arab Emirates
This Prospectus Supplement and the accompanying Prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.
This Prospectus Supplement and the accompanying Prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each Remarketing Agent has represented and agreed that the Junior Subordinated Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.
The issue and/or sale of the Junior Subordinated Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.
United Kingdom
The Junior Subordinated Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No

2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Junior Subordinated Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Junior Subordinated Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
In the UK, this Prospectus Supplement and the accompanying Prospectus are only being distributed to and are only directed at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and/or (ii) who are high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) through (d) of the Order (all such persons together being referred to as “relevant persons”). The Junior Subordinated Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Junior Subordinated Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus Supplement and the accompanying Prospectus or any of their contents.
Each Remarketing Agent has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Junior Subordinated Notes in, from or otherwise involving the UK.
LEGAL MATTERS
Certain legal matters in connection with the remarketing of the Junior Subordinated Notes will be passed upon for the Company by Troutman Pepper Hamilton Sanders LLP and for the Remarketing Agents by Hunton Andrews Kurth LLP. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes
Stock Purchase Contracts
Stock Purchase Units

________________________________________________________________
We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
The Southern Company’s common stock is listed on the New York Stock Exchange under the symbol “SO.”
See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________________________________________

February 19, 2021

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

●	common stock (the “Common Stock”),

●	senior notes (the “Senior Notes”),

●	junior subordinated notes (the “Junior Subordinated Notes”),

●	stock purchase contracts (the “Stock Purchase Contracts”), or

●	stock purchase units (the “Stock Purchase Units”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”), which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. Copies of certain information filed by the Company with the Commission are also available on the Company’s website at http://www.southerncompany.com. The information on the Company’s website is not incorporated by reference into this Prospectus and should not be considered to be a part of this Prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:
(a) the Form 10-K; and
(b) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 13, 2020, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Melissa K. Caen, Assistant Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.
THE SOUTHERN COMPANY
The Company was incorporated under the laws of Delaware on November 9, 1945. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
The Company is a holding company that owns all of the outstanding common stock of three traditional electric operating companies, Southern Power Company and Southern Company Gas. The traditional electric operating companies – Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”) and Mississippi Power Company – are each operating public utility companies providing electric service to retail customers in three Southeastern states in addition to wholesale customers in the Southeast. Southern Power Company (“Southern Power”) is also an operating public utility company. Southern Power develops, constructs, acquires, owns and manages power generation assets, including renewable energy and battery energy storage projects, and sells electricity at market-based rates in the wholesale market. Southern Company Gas is an energy services holding company whose primary business is the distribution of natural gas in four states – Illinois, Georgia, Virginia and Tennessee – through its natural gas distribution utilities. Southern Company Gas is also involved in several other businesses that are complementary to the distribution of natural gas.
The Company also owns all of the outstanding common stock or membership interests of Southern Communications Services, Inc. (“Southern Linc”), Southern Company Holdings, Inc. (“Southern Holdings”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), PowerSecure, Inc. (“PowerSecure”) and other direct and indirect subsidiaries. Southern Linc provides digital wireless communications for use by the Company and its subsidiary companies and also markets these services to the public and provides fiber optics services through a subsidiary. Southern Linc's system covers approximately 127,000 square miles in the Southeast. Southern Holdings is an intermediate holding company subsidiary, primarily for the Company’s leveraged lease and other investments. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear power plants and is currently managing construction of and developing Plant Vogtle Units 3 and 4, which are co-owned by Georgia Power. PowerSecure provides energy solutions to electric utilities and their customers in the areas of distributed generation, energy storage and renewables and energy efficiency.
Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.
USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts or the Stock Purchase Units will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of Common Stock, par value $5 per share. As of December 31, 2020, there were 1,056,464,751 shares of common stock issued and outstanding.
All shares of Common Stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held. The vote of two-thirds of the outstanding Common Stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the Common Stock. No stockholder is entitled to preemptive rights.
The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.

The transfer agent and registrar for the Common Stock is currently Equiniti Trust Company.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of January 1, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”). The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company. The Company had no secured debt outstanding at December 31, 2020. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2020, on a consolidated basis, the Company had approximately $48.5 billion of outstanding long-term debt (including securities due within one year), of which approximately $33.5 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $0.6 billion of short-term notes payable, all of which was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2020, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.
The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company or its subsidiaries.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Senior Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Senior Note Indenture Trustee also serves as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.

Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture dated as of October 1, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”). The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company or its subsidiaries.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on

(including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2020, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $8.0 billion. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes and Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2020, on a consolidated basis, the Company had approximately $48.5 billion of outstanding long-term debt (including securities due within one year), of which approximately $33.5 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $0.6 billion of short-term notes payable, all of which was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2020, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior

Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee also serves as Senior Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS
The Company may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from the Company, and the Company to sell to these holders, a specified or varying number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and beneficial interests in either debt securities of the Company or debt securities of third parties including, but not limited to, U.S. Treasury securities, that would secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of some or all of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or deferred basis. The Stock Purchase Contracts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner. The terms of any Stock Purchase Contracts or Stock Purchase Units being offered will be described in a Prospectus Supplement.

PLAN OF DISTRIBUTION
The Company may sell the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will set forth the terms of the offering of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may be listed.
If underwriters participate in the sale, such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
The Company’s common stock is listed on the New York Stock Exchange. Each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Pepper Hamilton Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$862,500,000 Series 2019A Remarketable Junior
Subordinated Notes due August 1, 2024

$862,500,000 Series 2019B Remarketable Junior
Subordinated Notes due August 1, 2027

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PROSPECTUS SUPPLEMENT
May 5, 2022
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Barclays	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	Wells Fargo Securities